Exhibit 23.13

CONSENT OF ROGER M. LEMAITRE

I consent to the use of my name, or any quotation from, or summarization of the technical report summary entitled “2024 Technical Report on the Horseshoe-Raven Project, Saskatchewan”, effective date March 1, 2024, prepared by me, which was filed as an Exhibit to Uranium Energy Corp.’s (the “Company”) amended Annual Report on Form 10-K/A for the period ended July 31, 2023 filed with the United States Securities and Exchange Commission on April 2, 2024, and to the incorporation by reference of the foregoing in the Company’s Registration Statement on Form S-8 dated July 12, 2024, and any amendments or supplements thereto.

/s/ Roger M. Lemaitre
Roger M. Lemaitre, P.Eng., P.Geo., APEGS Registered Member

Date: July 12, 2024